Filed Pursuant to Rule 424(b)(3)
File Number 333-123228
PROSPECTUS SUPPLEMENT NO. 5
to Prospectus declared
effective on June 12, 2006
(Registration No. 333-123228)
SPARK NETWORKS PLC
This Prospectus Supplement No. 5 supplements our Prospectus dated June 12, 2006 and Prospectus Supplements Nos. 1, 2, 3 and 4 (collectively referred to as, the “Prospectus Supplements”) dated June 20, July 10, August 4, and August 11, 2006, respectively. The selling shareholders identified in the Prospectus are offering ordinary shares in the form of American Depositary Shares, or ADSs. Each ADS represents the right to receive one ordinary share. We will not receive any proceeds from the sale of the shares by the selling shareholders, except for funds received from the exercise of warrants and options held by selling shareholders, if and when exercised.
You should read this Prospectus Supplement No. 5 together with the Prospectus and Prospectus Supplements.
This Prospectus Supplement No. 5 includes the attached Current Reports on Form 8-K of Spark Networks plc as filed with the Securities and Exchange Commission on September 13, September 14, and September 20, 2006.
Our ADSs are listed on the American Stock Exchange under the trading symbol “LOV.”
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
The date of this Prospectus Supplement No. 5 is September 21, 2006

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): September 7, 2006
Spark Networks plc
(Exact Name of Registrant as Specified in Its Charter)
England and Wales
(State or Other Jurisdiction of Incorporation)

000-51195	98-0200628
(Commission File Number)	(IRS Employer Identification No.)

8383 Wilshire Boulevard, Suite 800, Beverly Hills, California	90211
(Address of Principal Executive Offices)	(Zip Code)
(323) 836-3000
(Registrant’s Telephone Number, Including Area Code)
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement
On September 11, 2006, the Board of Directors of Spark Networks plc (the “Company”) approved changing the compensation of non-employee directors for their director services from $30,000 per year to $2,500 per quarter (or $10,000 per year), which will be effective as of October 1, 2006.
Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
On September 7, 2006, the Board of Directors of the Company appointed each of Jonathan Bulkeley, Christopher Gaffney, Adam Berger and Scott Sassa to serve on the Board of Directors of the Company effective as of September 12, 2006. Committee appointments of each director are to be determined. In connection with their appointment, each of Messrs. Bulkeley, Berger and Sassa were granted 50,000 options to purchase ordinary shares in the Company. The options, which have a term of seven years, are exercisable at $5.58 per share and one-fourth of the options vest on the first anniversary of the grant and 6.25% on a quarterly basis thereafter. Furthermore, any unvested options will vest upon a change of control of the Company, as defined in the option share agreement, if the director no longer serves as a director of the Company following the change of control.
Also on September 7, 2006, David Siminoff, who is currently the Chief Executive Officer and a Director of the Company, was appointed Chairman of the Board of Directors effective as of September 12, 2006. In addition, on September 7, 2006, Scott Shleifer resigned as a Director of the Board of Directors of the Company effective immediately.
On September 12, 2006, the Company issued a press release, which is attached hereto as Exhibit 99.1, announcing the appointment of the new directors.
Mr. Gaffney is a Managing Partner of Great Hill Partners, LLC, a Boston-based private equity firm (together with its affiliates, the “Great Hill Group”). As more fully described below, the Great Hill Group, as of August 31, 2006, collectively owns 9,085,000 shares of the Company, or approximately 29.9% of the Company’s outstanding shares, and, as of June 13, 2006 and according to documents filed with the Securities and Exchange Commission, has voting control of an aggregate of approximately 50.3% of the Company’s securities to elect a director of the Company under the share purchase agreements pursuant to which it purchased its shares. Mr. Gaffney was not appointed as a director under the terms of the share purchase agreements described below and there is no arrangement or understanding pursuant to which Mr. Gaffney was appointed.
The Great Hill Group, as of August 31, 2006, collectively owns 9,085,000 shares of the Company, or approximately 29.9% of the Company’s outstanding shares, and, as of June 13, 2006 and according to documents filed with the Securities and Exchange Commission, has voting control of an aggregate of approximately 50.3% of the Company’s securities to elect a director of the Company subject to the terms and conditions of the share purchase agreements entered into on December 1, 2005 with each of Joe Shapira, Alon Carmel, affiliates of Tiger Global Management, and Criterion Capital Management, LLC (“Criterion Capital Management,” and collectively with Mr. Shapira, Mr. Carmel and affiliates of Tiger Global Management, the “Selling Shareholders”). Mr. Shapira is a former Chairman of the Board of Directors of the Company and Alon Carmel is a former Co-Executive Chairman of the Company’s Board. The Great Hill Group entered into an additional share purchase agreement with the affiliates of the Tiger Global Management on June 13, 2006. As previously reported in the Company’s filings with the Securities and Exchange Commission, pursuant to the terms of the share purchase agreements with each of the Selling Shareholders, for so long as the Great Hill Group collectively owns: (i) in the case of the share purchase agreements entered into with Messrs. Shapira and Carmel, at least 10% of the outstanding ordinary shares; and (ii) in the case of the share purchase agreements entered into with Tiger Global Management and Criterion Capital Management, at least 5% of the outstanding ordinary shares, each Selling Shareholder agreed that:
•	if at any time the Great Hill Group notifies a Selling Shareholder of its desire and intention to designate a single director (“Great Hill Director”) in advance of any meeting of the shareholders for the election of directors or when any other approval is sought with respect to the election of directors, such Selling Shareholder agreed to vote all of its voting shares that are owned or held of record by such Selling Shareholder or to which it has voting power or can direct, restrict or control any such voting power (the “Remaining Shares”) to elect such Great Hill Director; and

•	if at any time the Great Hill Group notifies a Selling Shareholder of its desire and intention to remove or replace a Great Hill Director or to fill a vacancy caused by the resignation of a Great Hill Director, such Selling Shareholder agreed to cooperate in causing the requested removal and/or replacement by voting in the appropriate manner.

1

Each Selling Shareholder also irrevocably granted, and appointed Michael A. Kumin, and any other person who shall be designated by the Great Hill Group, as such Selling Shareholder’s proxy and attorney (with full power of substitution), to vote all of such Selling Shareholder’s Remaining Shares held at the time such consent is sought or meeting is held in any circumstances where a vote, consent or other approval is sought to elect a Great Hill Director. The covenants and obligations of each Selling Shareholder terminate after a Great Hill Director (together with any replacements therefore) has served a single, full term of office of three years, in accordance with the Company’s articles and memorandum of association, as in effect on December 1, 2005.
In addition, the Company had entered into a confidentiality agreement dated October 14, 2005 with Great Hill Equity Partners II (“Great Hill Partners”), an affiliate of the Great Hill Group, that contained a provision (the “Standstill Provision”) pursuant to which Great Hill Partners agreed not to, among other things, directly or indirectly acquire, offer to acquire, or propose to acquire more than 2% of any class of the Company’s securities or rights to acquire more than 2% of any class of the Company’s securities for a period of one year from the date of the confidentiality agreement without the Company’s prior written consent. On December 1, 2005, the Company and Great Hill Partners entered into a standstill agreement (the “Standstill Agreement”) pursuant to which the Company waived the Standstill Provision and Great Hill Partners agreed that its ability to increase its beneficial ownership of the Company’s securities would be subject to the terms and conditions of the Standstill Agreement, which has a term of five years unless terminated earlier. Pursuant to the Standstill Agreement, for a period of 14 months from the date of the Standstill Agreement (the “Fourteen Month Period”), Great Hill Partners agreed that it would not, without the prior written consent of the Company:
•	acquire or seek to acquire, directly or indirectly, by purchase or otherwise, ownership of any voting securities of the Company (or rights to acquire any class of securities of the Company or any subsidiary thereof) such that Great Hill Partners and its affiliates (the “Shareholder Group”) would beneficially own more than 29.9% of the total voting power (the “Total Voting Power”) of the Company, which is defined as the aggregate number of votes which may be cast by holders of outstanding voting securities on a poll at a general meeting of the Company taking into account any voting restrictions imposed by the Company’s Articles of Association, or take any action that would require the Company to make a public announcement regarding the foregoing under applicable law;

•	participate in any of the following with respect to the Company or its subsidiaries: (i) any tender, takeover or exchange offer or other business combination, (ii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction, or (iii) any solicitation of proxies or consents to vote any voting securities;

•	form, join or participate in a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, in connection with any of the foregoing;

•	seek to control the Board of Directors of the Company; and

•	enter into any arrangements with any third party with respect to any of the above.
After the expiration of the Fourteen Month Period, Great Hill Partners agreed that it would not acquire or seek to acquire beneficial ownership of any voting securities of the Company (or rights to acquire any class of securities of the Company or any subsidiary thereof) or participate in any tender, takeover or exchange offer or other business combination, or any recapitalization, restructuring, dissolution or other extraordinary transaction if (i) prior to giving effect thereto, the Shareholder Group beneficially owns less than 60% of Total Voting Power and (ii) after giving effect, the Shareholder Group would beneficially own more than 29.9% of Total Voting Power. Notwithstanding the foregoing, the Shareholder Group, after the Fourteen Month Period, would not be deemed to beneficially own any voting securities owned by another person if the sole reason is being a member of a group with such person and there are no other indicia of beneficial ownership of such securities that are attributable to the Shareholder Group. The provisions of the Standstill Agreement do not apply to (i) repurchases, redemptions, a rights issue, recapitalizations and consolidation or a share capital reduction by the Company, and (ii) offers to acquire securities by the Shareholder Group to all of the holders of voting securities of the Company.
Under the Standstill Agreement, the Shareholder Group is permitted to, subject to the conditions of the Standstill Agreement, increase its holding of voting securities in the Company after the expiration of the Fourteen Month Period, and after expiration of the Standstill Agreement, the Shareholder Group may increase its share ownership without restriction. The Standstill Agreement is subject to the UK Code and the German Code as a result of the European Union Directive on Takeover Bids.

2

Item 9.01. Exhibits.
(d)	Exhibits

Exhibit
Number	Description
99.1	Press Release Dated September 12, 2006

3

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPARK NETWORKS PLC

Date: September 13, 2006

	By:	/s/ Mark G. Thompson

	Name:	Mark G. Thompson
	Title:	Chief Financial Officer

4

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): September 14, 2006
Spark Networks plc
(Exact Name of Registrant as Specified in Its Charter)
England and Wales
(State or Other Jurisdiction of Incorporation)

000-51195	98-0200628
(Commission File Number)	(IRS Employer Identification No.)

8383 Wilshire Boulevard, Suite 800, Beverly Hills, California	90211
(Address of Principal Executive Offices)	(Zip Code)
(323) 836-3000
(Registrant’s Telephone Number, Including Area Code)
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☑ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
     On September 14, 2006, Spark Networks plc issued a press release, attached hereto as Exhibit 99.1 and incorporated herein by reference.
Item 9.01. Exhibits.
(d) Exhibits

Exhibit
Number	Description
99.1	Press Release Dated September 14, 2006

1

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPARK NETWORKS PLC

Date: September 14, 2006
	By:	/s/ Mark G. Thompson
Name: Mark G. Thompson
Title: Chief Financial Officer

2

Exhibit 99.1
Spark Networks Will Seek Shareholder Approval of Share Repurchase
BEVERLY HILLS, Calif., September 14, 2006 — Spark Networks (AMEX: LOV), a leading provider of online personals services, announced today that the Board of Directors authorized the Company to seek approval of a share repurchase plan at its next Annual General Meeting.
Prior to the end of the month, the Company intends to file a preliminary proxy with the United States Securities and Exchange Commission (the “SEC”) with a proposal to authorize the potential repurchase of up to an aggregate of approximately 2,000,000 of the Company’s GDSs and ADSs, which represent the Company’s ordinary shares, on the Frankfurt Stock Exchange and/or the American Stock Exchange, respectively, or in privately negotiated transactions. If the plan is approved by shareholders, any repurchase of ADSs on the American Stock Exchange will be conducted in compliance with Rule 10b-18 under the Securities Exchange Act of 1934, which prescribes price, volume and procedural requirements for an issuer purchasing its shares. Although any repurchases on the Frankfurt Stock Exchange are not required to comply with Rule 10b-18, the Company intends, to the extent practicable, to conduct such repurchases as though the conditions of Rule 10b-18 were applicable.
If approved, the repurchase plan will be funded using the Company’s working capital and would expire 18 months after the Annual General Meeting.
The Company would have the right to suspend or discontinue the repurchase plan at any time. Any repurchased shares would be held in treasury. As of June 30, 2006, Spark Networks had approximately 30,424,346 shares issued and outstanding.
Additional Information and Where to Find It:
The Company’s preliminary proxy statement will outline the proposed plan in further detail. Shareholders are advised to read the proxy statement when it becomes available because it will contain important information. Shareholders may obtain a free copy of the proxy statement (when available) and other documents filed by the Company with the SEC at the SEC’s website at http://www.sec.gov. Free copies of the proxy statement, once available, and the Company’s annual report may also be obtained from the Company by directing a request to Gail Laguna, Spark Networks plc, 8383 Wilshire Blvd., Suite 800, Beverly Hills, CA 90211.
Participants in the Solicitation:
Spark Networks plc and its executive officers and directors may be deemed, under SEC rules, to be participants in the solicitation of proxies from the Company’s shareholders with respect to the share repurchase plan. Information regarding the executive officers and directors of Spark Networks plc is included in its Prospectus dated June 12, 2006 filed with the SEC on June 16, 2006 and its Form 8-K filed with the SEC on September 12, 2006. More detailed information regarding the identity of potential participants, and their direct or indirect interests, by securities holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with the Annual General Meeting.

About Spark Networks plc:
Spark Networks’ American Depository Shares trade on the American Stock Exchange under the symbol “LOV,” and its Global Depositary Shares trade on the Frankfurt Stock Exchange under the symbol “MHJG.” The Spark Networks portfolio of consumer websites includes, among others, JDate®.com (www.jdate.com), AmericanSingles®.com (www.americansingles.com), BlackSingles.com® (www.blacksingles.com), BBWPersonalsPlus™.com (www.bbwpersonalsplus.com), CatholicMingle™.com (www.catholicmingle.com), LDSMingle™.com (www.ldsmingle.com), LDSSingles.com™ (www.ldssingles.com), PrimeSingles™.net (www.primesingles.net), and Relationships.com™ (www.relationships.com).
Safe Harbor Statement:
This press release contains forward-looking statements. Any statements in this news release that are not statements of historical fact may be considered to be forward-looking statements. Written words, such as “may,” “intends,” “seek,” and “will,” or variations of these or similar words, identify forward-looking statements. By their nature, forward looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the near future. There are a number of factors that could cause actual results and developments to differ materially, including, but not limited to, the Company’s inability to obtain shareholder approval of the share repurchase plan, the inability to file a preliminary proxy prior to the end of the month, and insufficient working capital to fund any share repurchase prior to the expiration of the share repurchase plan. For a discussion of these and further risks and uncertainties, please see our filings with the Securities and Exchange Commission. We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our public filings with the SEC also are available from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov.
For More Information:

Investors:	Mark Thompson	Media:	Gail Laguna
	+ 1 323 836 3000		+ 1 323 836 3000
	mthompson@spark.net		glaguna@spark.net

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): September 14, 2006
Spark Networks plc
(Exact Name of Registrant as Specified in Its Charter)
England and Wales
(State or Other Jurisdiction of Incorporation)

000-51195 (Commission File Number)	98-0200628 (IRS Employer Identification No.)

8383 Wilshire Boulevard, Suite 800, Beverly Hills, California (Address of Principal Executive Offices)	90211 (Zip Code)
(323) 836-3000
(Registrant’s Telephone Number, Including Area Code)
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement
On September 14, 2006, the Executive Employment Agreement between Mark Thompson and Spark Networks plc was amended to increase Mr. Thompson’s annual salary from $200,000 to $225,000 per year, which amendment will be effective on October 4, 2006.
On September 15, 2006, each of Adam Berger, Jonathan Bulkeley, Christopher Gaffney, Michael Kumin and Scott Sassa entered into indemnification agreements with the Company, which are substantially similar to the ones entered into by the Company’s other directors and officers.
On September 19, 2006, the Company’s board of directors approved the following additional compensation for non-employee board and committee members (except Christopher Gaffney and Michael Kumin who have elected to waive compensation for service on the board or any committee), which is effective on October 1, 2006 and is in addition to the quarterly compensation of $2,500 paid to each non-employee director as previously reported in the Company’s Form 8-K filed with the Securities and Exchange Commission (“SEC”) on September 13, 2006:
•	Excess In-Person Board Meeting Fee: Each non-employee board member will be paid $1,000 for in-person attendance at each in-person board meeting that is in excess of in-person attendance of four times in a calendar year, and such amount will not exceed the aggregate of $4,000 per year. There will be no fee for telephonic meetings or telephonic attendance at in-person board meetings.

•	Base Annual Committee Service Fee: Each member of the Nominating and Compensation Committees will receive $1,000 annually and each member of the Audit Committee will receive $2,000 annually for committee service.

•	Committee Chairmanship Annual Fee: Each Chair of the Nominating and Compensation Committees will be paid $500 annually and the Chair of the Audit Committee will be paid $1,000 annually for service as a committee Chair.

•	Excess Committee In-Person Meeting Fee: Each committee member will be paid $500 for in-person attendance at each in-person committee meeting that is in excess of in-person attendance of four times in a calendar year; and such amount will not exceed the aggregate of $2,000 per year. There will be no fee for telephonic meetings or telephonic attendance at in-person board meetings.

•	Expenses: Each non-employee director will receive expense reimbursement of reasonable travel, which is coach class airfare, food and lodging (at Company designated hotels) for in-person board and committee meeting attendance.

•	Attendance Policy: If a non-employee director is absent during any calendar year for two meetings of the board of directors or a committee for which approval of all members of the board or committee, as applicable, in attendance at the meeting is not obtained, then such non-employee director agrees to resign. Arriving substantially late to a meeting, without substantial prior notice, is deemed to be an absence from the meeting.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
On September 19, 2006, and in furtherance to the recent board appointments as reported in the Company’s Form 8-K filed with the SEC on September 13, 2006, the Company’s board of directors approved the following committee assignments, which are effective immediately:
Audit Committee:

Jonathan Bulkeley – Chair
Benjamin Derhy
Michael Brown
Compensation Committee:

Laura Lauder—Chair
Michael Kumin
Martial Chaillet
Nominating Committee:

Scott Sassa—Chair
Adam Berger
Christopher Gaffney

Item 9.01.	Exhibits.
(d)	Exhibits

Exhibit
Number	Description
10.1	Amendment dated September 14, 2006 to Executive Employment Agreement between Mark Thompson and the Company.

10.2	Form of Indemnification Agreement for Officers and Directors (incorporated by reference to Exhibit 10.10(a) of the Company’s Registration Statement on Form S-1 (File No. 333-123228) filed with the Securities and Exchange Commission on March 10, 2005).

10.2(a)	List of Parties executing Form of Indemnification Agreement for Officers and Directors

10.3	Summary of Compensation for Non-Employee Board members

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPARK NETWORKS PLC
Date: September 20, 2006	By:	/s/ Mark G. Thompson
Name: Mark G. Thompson
Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit
Number	Description
10.1	Amendment dated September 14, 2006 to Executive Employment Agreement between Mark Thompson and the Company

10.2	Form of Indemnification Agreement for Officers and Directors (incorporated by reference to Exhibit 10.10(a) of the Company’s Registration Statement on Form S-1 (File No. 333-123228) filed with the Securities and Exchange Commission on March 10, 2005).

10.2(a)	List of Parties executing Form of Indemnification Agreement for Officers and Directors

10.3	Summary of Compensation of Non-Employee Board members.